UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 4)



                                 OfficeMax, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Common Stock, no par value ("OfficeMax Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67622M108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 18, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

CUSIP No. 67622M108                                           Page 2 of 14 Pages

   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Carlos Slim Helu

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                    (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        5   SOLE VOTING POWER

                            - 0 -
       NUMBER OF
        SHARES          6   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             12,170,000 OfficeMax Shares (See Item 4(c))
         EACH
       REPORTING        7   SOLE DISPOSITIVE POWER
        PERSON
         WITH               - 0 -

                        8   SHARED DISPOSITIVE POWER

                            12,170,000 OfficeMax Shares (See Item 4(c))

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       12,170,000 OfficeMax Shares (See Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.8% (See Item 4(b))

  12   TYPE OF REPORTING PERSON

       IN

   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Carlos Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                    (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        5   SOLE VOTING POWER

                            - 0 -
       NUMBER OF
        SHARES          6   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             12,170,000 OfficeMax Shares (See Item 4(c))
         EACH
       REPORTING        7   SOLE DISPOSITIVE POWER
        PERSON
         WITH               - 0 -

                        8   SHARED DISPOSITIVE POWER

                            12,170,000 OfficeMax Shares (See Item 4(c))

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       12,170,000 OfficeMax Shares (See Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.8% (See Item 4(b))

  12   TYPE OF REPORTING PERSON

       IN

   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Marco Antonio Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                    (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        5   SOLE VOTING POWER

                            - 0 -
       NUMBER OF
        SHARES          6   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             12,170,000 OfficeMax Shares (See Item 4(c))
         EACH
       REPORTING        7   SOLE DISPOSITIVE POWER
        PERSON
         WITH               - 0 -

                        8   SHARED DISPOSITIVE POWER

                            12,170,000 OfficeMax Shares (See Item 4(c))

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       12,170,000 OfficeMax Shares (See Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.8% (See Item 4(b))

  12   TYPE OF REPORTING PERSON

       IN

   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Patrick Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                    (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        5   SOLE VOTING POWER

                            - 0 -
       NUMBER OF
        SHARES          6   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             12,170,000 OfficeMax Shares (See Item 4(c))
         EACH
       REPORTING        7   SOLE DISPOSITIVE POWER
        PERSON
         WITH               - 0 -

                        8   SHARED DISPOSITIVE POWER

                            12,170,000 OfficeMax Shares (See Item 4(c))

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       12,170,000 OfficeMax Shares (See Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.8% (See Item 4(b))

  12   TYPE OF REPORTING PERSON

       IN

   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Maria Soumaya Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                    (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        5   SOLE VOTING POWER

                            - 0 -
       NUMBER OF
        SHARES          6   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             12,170,000 OfficeMax Shares (See Item 4(c))
         EACH
       REPORTING        7   SOLE DISPOSITIVE POWER
        PERSON
         WITH               - 0 -

                        8   SHARED DISPOSITIVE POWER

                            12,170,000 OfficeMax Shares (See Item 4(c))

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       12,170,000 OfficeMax Shares (See Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.8% (See Item 4(b))

  12   TYPE OF REPORTING PERSON

       IN

   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Vanessa Paola Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                    (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        5   SOLE VOTING POWER

                            - 0 -
       NUMBER OF
        SHARES          6   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             12,170,000 OfficeMax Shares (See Item 4(c))
         EACH
       REPORTING        7   SOLE DISPOSITIVE POWER
        PERSON
         WITH               - 0 -

                        8   SHARED DISPOSITIVE POWER

                            12,170,000 OfficeMax Shares (See Item 4(c))

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       12,170,000 OfficeMax Shares (See Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.8% (See Item 4(b))

  12   TYPE OF REPORTING PERSON

       IN

   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Johanna Monique Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                    (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        5   SOLE VOTING POWER

                            - 0 -
       NUMBER OF
        SHARES          6   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             12,170,000 OfficeMax Shares (See Item 4(c))
         EACH
       REPORTING        7   SOLE DISPOSITIVE POWER
        PERSON
         WITH               - 0 -

                        8   SHARED DISPOSITIVE POWER

                            12,170,000 OfficeMax Shares (See Item 4(c))

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       12,170,000 OfficeMax Shares (See Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.8% (See Item 4(b))

  12   TYPE OF REPORTING PERSON

       IN

   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Inmobiliaria Carso, S.A. de C.V.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                    (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        5   SOLE VOTING POWER

                            - 0 -
       NUMBER OF
        SHARES          6   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             12,170,000 OfficeMax Shares (See Item 4(c))
         EACH
       REPORTING        7   SOLE DISPOSITIVE POWER
        PERSON
         WITH               - 0 -

                        8   SHARED DISPOSITIVE POWER

                            12,170,000 OfficeMax Shares (See Item 4(c))

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       12,170,000 OfficeMax Shares (See Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.8% (See Item 4(b))

  12   TYPE OF REPORTING PERSON

       HC

   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Orient Star Holdings LLC

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                    (b) [ ]

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                        5   SOLE VOTING POWER

                            - 0 -
       NUMBER OF
        SHARES          6   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             12,170,000 OfficeMax Shares (See Item 4(c))
         EACH
       REPORTING        7   SOLE DISPOSITIVE POWER
        PERSON
         WITH               - 0 -

                        8   SHARED DISPOSITIVE POWER

                            12,170,000 OfficeMax Shares (See Item 4(c))

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       12,170,000 OfficeMax Shares (See Item 4(a))

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.8% (See Item 4(b))

  12   TYPE OF REPORTING PERSON

       HC

Item 1.

     (a)   Name of Issuer:

           OfficeMax, Inc.

     (b)   Address of Issuer's Principal Executive Offices:

           3605 Warrensville Center Road
           Shaker Heights, OH  44122

Item 2.

     (a)   Name of Persons Filing:

           This statement is filed pursuant to Rule 13d-2(c) promulgated under the U.S. Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

           (1)

           Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family"). The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns all of the outstanding voting securities of Inmobiliaria Carso, S.A. de C.V. ("Inmobiliaria").

           (2)

           Inmobiliaria is a holding company with interests in the real estate industry, and is the sole member of Orient Star Holdings LLC ("Orient Star").

           (3)

           Orient Star is a holding company with portfolio investments in various companies.

     (b)   Address of Principal Business Office:

           (i) The principal business address for each member of the Slim Family is:

           Paseo de las Palmas #736
           Colonia Lomas de Chapultepec
           11000 Mexico D.F.
           Mexico

           (ii) Inmobiliaria's principal business address is:

           Insurgentes Sur #3500, PB-4
           Colonia Pena Pobre
           14060 Mexico D.F.
           Mexico

           (iii) Orient Star's principal business address is:

           1000 Louisiana Street
           Suite 565
           Houston, TX  77002

     (c)   Citizenship:

           Each member of the Slim Family is a Mexican citizen. Inmobiliaria is a sociedad anonima de capital variable organized under the laws of the United Mexican States, and Orient Star is a Delaware limited liability company.

     (d)   Title of Class of Securities:

           Common Stock, no par value.

     (e)   CUSIP Number:

           67622M108

Item 3.    If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), check whether the person filing is a(n):

     (a)   [ ]   Broker or dealer registered under Section 15 of the Exchange
                 Act.

     (b)   [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)   [ ]   Insurance company as defined in Section 3(a)(19) of the
                 Exchange Act.

     (d)   [ ]   Investment company registered under Section 8 of the Investment
                 Company Act.

     (e)   [ ]   Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f)   [ ]   Employee benefit plan or endowment fund in accordance with Rule
                 13d-1(b)(1)(ii)(F).

     (g)   [ ]   Parent holding company or control person in accordance with
                 Rule 13d-1(b)(ii)(G).

     (h)   [ ]   Savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act.

     (i)   [ ]   Church plan that is excluded from the definition of an
                 investment company under Section 3(c)(14) of the Investment
                 Company Act.

     (j)   [ ]   Group in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership

     (a)   Amount Beneficially Owned:

           As of the date hereof, (i) Orient Star directly owns 12,170,000 OfficeMax Shares, (ii) Inmobiliaria, as the sole member of Orient Star, is deemed to beneficially own indirectly the OfficeMax Shares owned directly by Orient Star, and (iii) the Slim Family, which owns all of the issued and outstanding voting securities of Inmobiliaria, is deemed to beneficially own indirectly the OfficeMax Shares deemed beneficially owned indirectly by Inmobiliaria and owned directly by Orient Star.

    (b)    Percent of Class:

           The OfficeMax Shares beneficially owned by the Reporting Persons constitute approximately 9.8% of the issued and outstanding OfficeMax Shares (based on the total number of OfficeMax Shares issued and outstanding as reported in the most recently available filing with the Securities and Exchange Commission).

     (c)   Number of Shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:
                    -0-
              (ii)  Shared power to vote or to direct the vote:
                    12,170,000 OfficeMax Shares
             (iii)  Sole power to dispose or to direct the disposition of:
                    -0-
              (iv)  Shared power to direct the disposition of:
                    12,170,000 OfficeMax Shares

Item 5.    Ownership of Five Percent or Less of a Class

           If this statement is being filed to report the fact that as   [ ]
           of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

           Not applicable.

Item 8.    Identification and Classification of Members of the Group

           Not applicable.

Item 9.    Notice of Dissolution of Group

           Not applicable.

Item 10.   Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         Carlos Slim Helu
                                                By: /s/ Eduardo Valdes
         ------------------------------             ------------------------
                                                    Eduardo Valdes*
         Carlos Slim Domit                          Attorney-in-Fact
                                                    May 10, 2002
         ------------------------------

         Marco Antonio Slim Domit

         ------------------------------

         Patrick Slim Domit

         ------------------------------

         Maria Soumaya Slim Domit

         ------------------------------

         Vanessa Paola Slim Domit

         ------------------------------

         Johanna Monique Slim Domit

         ------------------------------


         INMOBILIARIA CARSO, S.A. DE C.V.


         ------------------------------
         By: Alejandro Escoto
         Title: Attorney, in Fact


         ORIENT STAR HOLDINGS LLC


         ------------------------------
         By: James M. Nakfoor
         Title: Manager

* See the Powers of Attorney dated January 14, 2000 and Joint Filing Agreement dated January 18, 2000, each filed as exhibits to the Schedule 13G filed by the Reporting Persons with the Securities and Exchange Commission on May 19, 2000, which are hereby incorporated herein by reference.